                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         ARMOR ALL PRODUCTS CORPORATION
                                       AT
                              $19.09 NET PER SHARE
                                       BY
                         SHIELD ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               THE CLOROX COMPANY
                                ----------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
         CITY TIME, ON MONDAY, DECEMBER 30, 1996, UNLESS THE
                               OFFER IS EXTENDED.
                            ------------------------

THE BOARD OF DIRECTORS OF ARMOR ALL PRODUCTS CORPORATION (THE "COMPANY") HAS
     UNANIMOUSLY APPROVED THE MERGER AGREEMENT REFERRED TO HEREIN AND THE
      TRANSACTIONS CONTEMPLATED THEREBY, HAS DETERMINED THAT THE MERGER
       AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO
          AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S
               STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S
               STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER AND
                     APPROVE AND ADOPT THE MERGER AGREEMENT
                                AND THE MERGER.

                           --------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER.

                           --------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR A PORTION OF SUCH STOCKHOLDER'S SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF THE COMPANY SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL, TOGETHER WITH THE CERTIFICATE(S) REPRESENTING TENDERED SHARES AND ALL OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY, OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3, OR (II) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. STOCKHOLDERS HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF THEY DESIRE TO TENDER THEIR SHARES.

    ANY STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE SET FORTH IN SECTION 3.

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, AND OTHER TENDER OFFER MATERIALS, MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE, AND COPIES WILL BE FURNISHED PROMPTLY AT THE OFFEROR'S EXPENSE.

                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              MORGAN STANLEY & CO.
                                     INCORPORATED

DECEMBER 2, 1996

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
    1. Terms of the Offer........................................................    2
    2. Acceptance for Payment and Payment for Shares.............................    4
    3. Procedures for Tendering Shares...........................................    5
    4. Withdrawal Rights.........................................................    7
    5. Certain Federal Income Tax Consequences...................................    8
    6. Price Range of Shares; Dividends..........................................    9
    7. Certain Effects of the Transaction........................................   10
    8. Certain Information Concerning the Company................................   10
    9. Certain Information Concerning the Parent and the Offeror.................   12
   10. Source and Amount of Funds................................................   14
   11. Background of the Offer; Past Contacts, Transactions or Negotiations with    14
        the Company.............................................................
   12. Purpose of the Offer and the Merger; Plans for the Company................   16
   13. Merger Agreement, Stockholder Agreement and Confidentiality Agreement.....   18
   14. Dividends and Distributions...............................................   25
   15. Certain Conditions of the Offer...........................................   26
   16. Certain Regulatory and Legal Matters......................................   26
   17. Fees and Expenses.........................................................   29
   18. Miscellaneous.............................................................   29

  Annex
  I:  Directors and Executive Officers of the Parent and the Offeror............   I-1
  Annex                                                                           II-1
  II: Section 262 of the General Corporation Law of the State of Delaware.......

TO THE HOLDERS OF COMMON STOCK OF
  ARMOR ALL PRODUCTS CORPORATION:

                                  INTRODUCTION

    SHIELD ACQUISITION CORPORATION, a Delaware corporation (the "Offeror") and a wholly owned subsidiary of THE CLOROX COMPANY, a Delaware corporation (the "Parent"), hereby offers to purchase any and all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of ARMOR ALL PRODUCTS CORPORATION, a Delaware corporation (the "Company"), at a price of $19.09 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Morgan Stanley & Co. Incorporated, which is acting as Dealer Manager (the "Dealer Manager") in connection with the Offer, First Chicago Trust Company of New York (the "Depositary"), and Georgeson & Company Inc. (the "Information Agent"), in connection with the Offer. See Section 17. Following the Offer, the Offeror intends to effect the Merger described below.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED) AND THE TRANSACTIONS CONTEMPLATED THEREBY, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER.

    PAINEWEBBER INCORPORATED ("PAINEWEBBER"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY BOARD ITS OPINION THAT THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE SHARES PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF SUCH OPINION IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO THE COMPANY'S STOCKHOLDERS HEREWITH. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 26, 1996 (as the same may be amended from time to time, the "Merger Agreement"), among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. See Section 12. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by the Parent or the Offeror or any subsidiary thereof or of the Company, or Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares")), will automatically be converted into the right to receive $19.09 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger and Section 13 for a description of the Merger and the Merger Agreement.

    The Company has represented that, as of November 26, 1996, there were 21,369,447 Shares issued and outstanding and that, as of the same date, there were 1,127,137 options outstanding under the Company's 1986 Stock Option Plan. In order to induce the Offeror and the Parent to enter into the Merger Agreement, McKesson Corporation, a stockholder of the Company ("McKesson"), entered into a Stockholder Agreement, dated as of November 26, 1996 (the "Stockholder Agreement"), pursuant to which McKesson agreed to tender, or to cause the tender of, all Shares owned by it pursuant to the Offer. McKesson has represented that it beneficially owns 11,624,900 Shares, or approximately 54% of the Shares outstanding as of the date of the Merger Agreement. McKesson also granted to the Parent an irrevocable proxy to vote the Shares owned by McKesson
(i) in favor of the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger. As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares, provided that 2,500 Shares are owned by a director and executive officer of the Parent, the beneficial ownership of which is disclaimed by the Parent and the Offeror. If the Offeror acquires at least 10,684,724 Shares in the Offer or otherwise (assuming no exercise of outstanding Options), it will control a majority of the outstanding Shares on a fully diluted basis and will be able to approve the Merger without the vote of any other stockholder. The acquisition of such number of Shares will be accomplished if, pursuant to the Offer, the Offeror purchases the Shares agreed to be tendered, or to be caused to be tendered, by McKesson. In the event the Offeror acquires 90% or more of the outstanding Shares through the Offer or otherwise, the Offeror and the Parent would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See Section 13.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on December 30, 1996, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

    If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    THE OFFER IS SUBJECT TO CERTAIN TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER. SEE
SECTION 15. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive conditions of the Offer. If any of the conditions described in Section 15 have not been satisfied by 12:00 Midnight, New York City time, on December 30, 1996 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to
(i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, waive such condition and accept for payment all Shares so tendered and not extend the Offer or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

    Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without the prior written consent of the Company, decrease the Offer Price, extend the expiration date of the Offer beyond December 30, 1996, or otherwise amend any other condition of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer if, at the then scheduled Expiration Date, any of the conditions to the Offeror's obligation to purchase any Shares tendered shall not be satisfied or waived, or the Parent reasonably determines, with the prior approval of the Company (such approval not to be unreasonably withheld or delayed), that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer. Assuming the prior satisfaction or waiver of the conditions of the Offer, and subject to the preceding sentence, the Offeror shall accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as such actions are permitted under applicable law, pursuant to this Offer to Purchase.

    Subject to the terms and conditions of the Merger Agreement, the Offeror expressly reserves the right (but will not be obligated), at any time and from time to time in its sole discretion, to extend the period of time during which the Offer is open, including the occurrence of any condition specified in Annex A to the Merger Agreement, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any such extension, delay in acceptance for payment or payment, or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Offeror under such rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder's Shares.

    Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

    If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    The Company has provided the Offeror with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15. Subject to such compliance, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company and the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR THE SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Offeror's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and, subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

    The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURES FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a firm which is a member in good standing of a recognized Medallion Signature Guarantee Program, or by any other

"eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the Nasdaq National Market ("Nasdaq") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER TENDERING SUCH SHARES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or a Book-Entry Confirmation, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and
(iii) any other documents required under the Letter of Transmittal.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding with respect to payments of the Offer Price of Shares purchased pursuant to the Offer, each tendering stockholder must provide the Depositary with his or her correct Taxpayer Identification Number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See
Section 5 of this Offer to Purchase and

Instruction 9 set forth in the Letter of Transmittal. If the stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties except with respect to the interpretation of the Offeror's obligation to extend the Offer under certain circumstances, which interpretation will be made jointly with the Company. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after November 26, 1996). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of the Shares by the Offeror. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's acceptance of such Shares for payment, the Offeror must be able to exercise full voting and other rights of a record and beneficial owner with respect to such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other shares of Common Stock or other securities issued or issuable in respect of such Shares on or after November 26, 1996), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the

Offeror pursuant to the Offer, may also be withdrawn at any time after January 31, 1997. If purchase of or payment for Shares is delayed for any reason, or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, non-U.S. persons or persons who have engaged in "straddles" or other hedging transactions with respect to their Shares).

    THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable foreign, state, local and other income tax laws. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. If a holder exercises such holder's appraisal rights and receives an amount treated as interest for federal income tax purposes, such amount will be taxed as ordinary income.

    BACKUP WITHHOLDING. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the holder (i) fails to furnish such holder's social security number or TIN, (ii) furnishes an incorrect TIN, (iii) is subject to backup withholding due to previous failures to include reportable interest or dividend payments on such holder's federal income tax return, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if and to the extent that it results in an overpayment of tax. Certain taxpayers are generally exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering holders of Shares may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

6. PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are listed on the Nasdaq under the symbol "ARMR." The following table sets forth for the periods indicated the high and low sales prices per Share based on published financial sources.

                                                                                    DIVIDEND      HIGH        LOW
                                                                                   -----------  ---------  ---------
CALENDAR 1994:
  First Quarter..................................................................   $    0.16   $   21.75  $   18.75
  Second Quarter.................................................................   $    0.16   $   22.00  $   18.25
  Third Quarter..................................................................   $    0.16   $   23.25  $   20.25
  Fourth Quarter.................................................................   $    0.16   $   24.00  $   18.00
CALENDAR 1995:
  First Quarter..................................................................   $    0.16   $  23.375  $   18.75
  Second Quarter.................................................................   $    0.16   $   22.50  $   16.50
  Third Quarter..................................................................   $    0.16   $   18.00  $   15.00
  Fourth Quarter.................................................................   $    0.16   $   19.50  $   15.50
CALENDAR 1996:
  First Quarter..................................................................   $    0.16   $   18.25  $   14.75
  Second Quarter.................................................................   $    0.16   $   16.50  $   14.50
  Third Quarter..................................................................   $    0.16   $  16.375  $   14.50
  Fourth Quarter (through November 29, 1996).....................................   $    0.16   $  18.875  $   16.00

    On November 25, 1996, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on the Nasdaq was $17.50. On November 29, 1996, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on the Nasdaq was $18.875. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN EFFECTS OF THE TRANSACTION

    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    MARKET FOR SHARES. The extent of the public market for the Shares and, according to the published guidelines of the National Association of Securities Dealers, Inc., the continued trading of the Shares on the Nasdaq, after commencement of the Offer, will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. The Company has represented that, as of November 26, 1996, 21,369,447 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on the Nasdaq is discontinued, the liquidity of and market for the Shares could be adversely affected. The Offeror and the Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Offeror currently intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Delaware corporation, with its principal executive offices located at 6 Liberty, Aliso Viejo, California 92656.

    The Company is engaged in developing and marketing a line of branded appearance enhancement and protection products primarily for the do-it-yourself automotive and home care markets. The Company's products are marketed in the U.S. and Canada by its direct sales force and through independent manufacturers' representatives and distributors. International sales are effected through foreign sales offices, foreign distributors and a marketing and distribution alliance. Primary customers include mass merchandise retailers, auto supply stores, warehouse clubs, hardware stores and other retail outlets. In 1994, the Company entered the home care market with the acquisition of the E-Z Deck Wash-Registered Trademark- and E-Z D-TM- brands. Subsequent to the acquisition, the Company expanded its home care line by introducing several products under the Company brand name. Products which comprise a majority of the Company's sales volume are manufactured under full service packaging agreements whereby contract packagers generally own the raw materials and finished goods in their possession and transfer title to the Company just prior to shipment to the Company's customers.

    Set forth below is certain selected consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Reports on Form 10-K for the years ended March 31, 1996 and March 31, 1995, respectively, and the Company's Quarterly Report on Form 10-Q for the six months ended September 30, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                         ARMOR ALL PRODUCTS CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FOR THE SIX MONTHS
                                                                ENDED              FOR THE FISCAL YEAR ENDED
                                                         --------------------  ----------------------------------
                                                         SEPT. 30,  SEPT. 30,  MARCH 31,   MARCH 31,   MARCH 31,
                                                           1996       1995        1996        1995        1994
                                                         ---------  ---------  ----------  ----------  ----------
INCOME STATEMENT DATA
  Revenues.............................................  $  92,701  $  89,996  $  186,326  $  216,789  $  182,257
  Operating Income.....................................  $  12,241  $   9,906  $   11,031  $   40,269  $   38,263
  Income Before Income Taxes...........................  $  13,160  $  10,628  $   12,632  $   42,072  $   39,640
  Net Income...........................................  $   7,633  $   6,164  $    7,162  $   24,528  $   22,573
  Earnings Per Common Share............................  $     .36  $     .29  $      .34  $     1.16  $     1.07
  Weighted Average Common Shares Outstanding...........     21,343     21,283      21,296      21,214      21,121

                                                                SEPTEMBER 30,  MARCH 31,   MARCH 31,   MARCH 31,
                                                                    1996          1996        1995        1994
                                                                -------------  ----------  ----------  ----------
BALANCE SHEET DATA
  Total Assets................................................   $   150,247   $  158,883  $  172,850  $  151,826
  Total Stockholders' Equity..................................   $   124,441   $  122,975  $  128,985  $  116,029

    Approximately 54% of the Shares are held by McKesson, which has agreed, among other things, to tender, or to cause to be tendered, all Shares owned by it pursuant to the Offer. McKesson also has granted to the Parent a proxy to vote the Shares owned by McKesson in favor of the Merger. See Section 12.

    CERTAIN COMPANY PROJECTIONS. During the course of discussions between the Parent and the Company, the Company provided the Parent with certain non-public business and financial information about the Company. This information included projections of consolidated revenues and pretax earnings for the year ended March 31, 1997 of $220 million and $37 million, respectively, prepared by the Company's management during the summer of 1996.

    The Company does not as a matter of course make public any projections as to its future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to the Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections were based on a number of assumptions (not all of which were provided to the Parent) that are beyond the control of the Company, the Offeror and the Parent and their respective advisors, including economic forecasting (both general and specific to Company's business), which is inherently uncertain and subjective. Such projections did not and do not take into account any of the potential effects of the transactions contemplated by the Merger Agreement, including changes in the operations of the Company pending the closing of the transactions contemplated by the Merger Agreement. None of the Company, the Offeror, or the Parent or their respective advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Offeror, the Parent or any other person who received such information considers it an accurate prediction of future events. Neither the Company nor the Parent intends to update, revise or correct such projections if they become inaccurate (even in the short term).

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be available, by mail, upon payment of the Commission's customary fees, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    COMPANY INFORMATION. Except as otherwise specified herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror nor the Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or the Parent.

9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE OFFEROR

    The Offeror is a Delaware corporation and a wholly owned subsidiary of the Parent, which is a Delaware corporation. The principal executive offices of the Offeror and the Parent are located at 1221 Broadway, Oakland, California 94612.

    To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the Stockholder Agreement and the commencement of the Offer.

    The Parent was originally founded in Oakland, California in 1913 as the Electro-Alkaline Company. It was reincorporated as Clorox Chemical Corporation in 1922, as Clorox Chemical Co. in 1928, and as The Clorox Company (an Ohio corporation) in 1957, when the business was acquired by The Procter & Gamble Company. The Parent was fully divested by The Procter & Gamble Company in 1969 and, as an independent company, was reincorporated in 1973 in California as The Clorox Company. In 1986, the Parent was reincorporated in Delaware.

    The Parent manufactures a range of household consumer products, emphasizing cleaners and disinfectants. The Parent's product line includes household cleaners, disinfectants, scrubbers, laundry additives, insecticides and cat litter. The Parent also manufactures charcoal and barbecue products, salad dressings and sauces and a water filtration system.

    Set forth below is certain selected historical consolidated financial information with respect to the Parent excerpted or derived from financial information contained in the Parent's Annual Reports on Form 10-K for the years ended June 30, 1996 and June 30, 1995, respectively, and the Parent's Quarterly Report on Form 10-Q for the three months ended September 30, 1996. More comprehensive financial information is included in such reports and other documents filed by the Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                               THE CLOROX COMPANY
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE THREE MONTHS
                                                         ENDED                  FOR THE FISCAL YEAR ENDED
                                                 ----------------------  ----------------------------------------
                                                 SEPT. 30,   SEPT. 30,     JUNE 30,      JUNE 30,      JUNE 30,
                                                    1996        1995         1996          1995          1994
                                                 ----------  ----------  ------------  ------------  ------------
INCOME STATEMENT DATA
  Net Sales....................................  $  590,773  $  518,486  $  2,217,843  $  1,984,170  $  1,836,949
  Earnings Before Income Taxes.................  $  108,822  $   98,608  $    370,387  $    337,894  $    306,633
  Net Earnings.................................  $   65,510  $   58,779  $    222,092  $    200,832  $    212,057
  Earnings Per Common Share....................  $     1.27  $     1.12  $       4.28  $       3.78  $       3.94
  Weighted Average Common Shares Outstanding...      51,546      52,354        51,935        53,147        53,800

                                                          SEPTEMBER 30,    JUNE 30,      JUNE 30,      JUNE 30,
                                                              1996           1996          1995          1994
                                                          -------------  ------------  ------------  ------------
BALANCE SHEET DATA
  Total Assets..........................................   $ 2,225,100   $  2,178,894  $  1,906,672  $  1,697,569
  Total Stockholders' Equity............................   $   975,909   $    932,828  $    943,913  $    909,417

    The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8.

    Except for G. Craig Sullivan, the Chairman of the Board and Chief Executive Officer of the Parent, who owns 2,500 Shares, none of the Offeror, the Parent, nor, to the best knowledge of the Offeror and the Parent, any of the persons listed in Annex I to this Offer to Purchase owns or has any right to acquire any

Shares. None of the persons described in the preceding sentence has effected any transaction in the Shares during the past 60 days.

    Except as set forth in Sections 11 and 12, neither the Offeror nor the Parent, nor, to the best of their knowledge, any of the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in Sections 11 and 12, there have been no contacts, negotiations or transactions since April 1, 1993 between the Offeror or the Parent or any of their respective subsidiaries, or, to the best knowledge of the Offeror and the Parent, any of the persons listed in Annex I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 11 and 12, neither the Offeror or the Parent, nor, to the best of their knowledge, any of the persons listed in Annex I, has since April 1, 1993 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Offeror to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $412 million. The Offeror plans to obtain all funds needed for the Offer and the Merger through a capital contribution that will be made by the Parent to the Offeror. For such capital contribution, the Parent plans to use funds it has available in its cash accounts and funds generated from its commercial paper program, for which J.P. Morgan Securities and Lehman Brothers Inc. act as dealers. Such commercial paper is expected to bear interest at prevailing market rates for such instruments at the time of issuance and to have maturities not exceeding 270 days. The Offeror has not conditioned the Offer on obtaining financing. The Parent plans to service its additional borrowings with cash generated from seasonal changes in the composition of its working capital and cash flow from operations and believes that, if its lenders do not roll over any amounts outstanding with respect to such commercial paper at maturity, the Parent will have available sufficient alternative sources of financing, including bank credit facilities, to repay such additional borrowing.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY

    The Parent regularly explores potential acquisition opportunities. The Parent has periodically considered whether the Armor All Protectant brand would be a suitable candidate for acquisition. Over the past two to three years, based on its own analysis and views expressed by members of the investment banking community, the Parent has believed that McKesson might be interested in divesting itself of its majority stockholder position in the Company.

    In early October 1996, the Parent was advised that PaineWebber was soliciting interest from potential acquirers of the Company. After a number of discussions to ascertain the status of the sale process, the Parent and PaineWebber, acting on behalf of the Company and McKesson, executed a confidentiality agreement on October 10, 1996 (the "Confidentiality Agreement"). Following this, the Parent was provided with a confidential offering memorandum concerning the Company.

    On October 17, 1996, following a series of internal meetings among members of the Parent's management, the Parent submitted an initial indication of interest in acquiring the Company. On October 18, the Parent was invited to conduct a due diligence investigation of the Company and to finalize an acquisition proposal to be submitted to the Company during the week of November 18.

    Commencing the week of October 20, 1996, members of a due diligence team established by the Parent conducted detailed additional due diligence involving a presentation by the Company's management and a detailed review of confidential information provided by the Company in a data room. Due diligence contacts and communications with the Company continued to occur on a regular basis until November 26.

    On October 24, 1996, the Parent engaged Morgan Stanley & Co. Incorporated to act as its financial advisor in connection with a potential acquisition of the Company.

    On October 31, 1996, members of the Parent's management met with the Chief Executive Officer of the Company to discuss aspects of the Company's operations identified in the due diligence process.

    On November 20, 1996, following a number of questions from, and discussion among, the directors, the Board of Directors of the Parent (the "Parent Board") authorized the Parent to make a binding proposal to acquire all the outstanding Shares of the Company, subject to a price limitation, and Parent thereafter made the offer. In conjunction with the offer, the Parent submitted a mark-up of an Agreement and Plan of Merger and a Stockholder Agreement with the Company and McKesson, respectively, that had previously been provided to the Parent and that, as marked, the Parent and the Offeror would be prepared to execute.

    On November 21, 1996, a representative of PaineWebber contacted a representative of the Parent's financial advisor, and stated that the Parent's acquisition proposal was inferior as to value to two other business combination proposals under consideration by the Company, but that Parent's proposal did not include financing or antitrust-related contingencies included in such other proposals. The PaineWebber representative suggested that the Parent consider improving the value of the Parent's acquisition proposal, and modify certain aspects of Parent's mark-up of the Agreement and Plan of Merger and Stockholder Agreement.

    On November 22, 1996, a representative of PaineWebber stated that PaineWebber would be prepared to recommend to the Boards of Directors of the Company and McKesson that the Parent's offer be accepted if the Parent were to improve its offer to $19.09 per Share and were to amend the mark-up of the proposed Agreement and Plan of Merger to reflect terms more customary for transactions involving the business combination of a publicly traded company. Thereafter, following a meeting among executive officers of the Parent, the Parent increased its offer to $19.09 per Share, with the understanding that the dividend of $0.16 per Share previously declared by the Company (to be paid on January 2, 1997, to stockholders of record on December 2, 1996) would be paid.

    On November 22 and November 23, 1996, representatives of outside counsel to the Company and McKesson and the Parent conducted telephonic discussions concerning the terms of the proposed Agreement and Plan of Merger and Stockholder Agreement.

    On November 24, 1996, members of the Parent's management and legal advisors, representatives of Parent's outside counsel and representatives of the Parent's financial advisor met with representatives of the Company and McKesson, their legal advisors and their outside counsel to negotiate the terms of the proposed Agreement and Plan of Merger and the Stockholder Agreement. Such negotiations continued telephonically on November 25 and November 26, 1996.

    On the morning of November 26, 1996, after completion of the negotiations concerning the proposed Agreement and Plan of Merger and Stockholder Agreement, the Board of Directors of McKesson (the "McKesson Board") held a meeting to review, with the advice and assistance of McKesson's legal advisors and PaineWebber, the proposed Agreement and Plan of Merger and the transactions contemplated thereby, including the Offer, the Merger and the Stockholder Agreement. Following a number of questions from, and discussion among, the directors, the McKesson Board unanimously (i) approved the disposition of the Shares owned by McKesson pursuant to the Merger Agreement; (ii) determined that the disposition of such Shares pursuant to the Merger Agreement is expedient and in the best interests of McKesson and its stockholders; and (iii) approved the Stockholder Agreement and the transactions contemplated thereby.

    Following the conclusion of the meeting of the Board of Directors of McKesson, the Company Board held a meeting to review, with the advice and assistance of the Company's legal advisors and PaineWebber, the proposed Agreement and Plan of Merger and the transactions contemplated thereby, including the Offer, the Merger and the Stockholder Agreement. At the meeting, counsel to the Company reviewed the terms of the Merger Agreement and PaineWebber rendered to the Company Board its written opinion that, based upon and subject to various considerations and assumptions set forth therein, the cash consideration of $19.09 per Share to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. Following a number of questions from, and discussion among, the directors, the Company Board unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the Company's stockholders, and (iii) recommended that the Company's stockholders tender their Shares in the Offer and approve and adopt the Merger Agreement and the Merger.

    Immediately following the conclusion of the two Board meetings, the parties thereto executed the Merger Agreement and the Stockholder Agreement. The Company, McKesson and the Parent issued press releases announcing the transactions shortly before the closing of the New York Stock Exchange and Nasdaq on November 26, 1996. An amendment to the Merger Agreement, dated as of December 1, 1996, clarifying the treatment of the Services Agreement was subsequently entered into among the Company, the Parent and the Offeror. The Offeror commenced the Offer on December 2, 1996.

    Reference is made to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 for a description of the matters considered by the Company Board in connection with its actions regarding the Merger Agreement and the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

    The purpose of the Offer, the Merger and the Merger Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board and (except as described below) the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

    The Company Board has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and has taken all actions necessary to render Section 203 of the DGCL inapplicable to the transactions contemplated by the Merger Agreement. Unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Company Board has resolved to recommend approval and adoption of the Merger Agreement by the stockholders of the Company, subject to certain fiduciary duties. McKesson has granted to the Parent a proxy to vote the Shares held by McKesson in favor of the Merger, subject to the terms and conditions of the Stockholder Agreement. The Parent also has agreed in the Merger Agreement to vote, or cause to be voted, all Shares owned by it or its subsidiaries in favor of the adoption of the Merger Agreement and the Merger.

    PARENT DESIGNEES TO THE COMPANY BOARD. Under the Merger Agreement, following the purchase of a majority of the outstanding Shares pursuant to the Offer, the Parent will be entitled to designate a number of directors on the Company Board proportionate to its ownership of Shares. Following the election or appointment of the Parent's designees to the Company Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of the Parent or the Offeror under the Merger Agreement, any waiver of any condition to the obligations of the Company or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement shall be effected only by the action of a majority of the directors of the Company then in office who are Continuing Directors (as defined below). The Parent currently intends to exercise this right promptly after it becomes available.

    "Continuing Directors" is defined in the Merger Agreement as (i) any member of the Company Board as of the date of the Merger Agreement; (ii) any member of the Company Board who is unaffiliated with, and not a designated director or other nominee of, the Parent or the Offeror or their respective subsidiaries; and (iii) any successor of a Continuing Director who is unaffiliated with, and not a designated director or other nominee of, the Parent or the Offeror or their respective subsidiaries and recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Company Board.

    SHORT FORM MERGER. Under the DGCL, if the Offeror acquires at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Offeror anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the Offeror does not otherwise acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote or the consent of the Company's stockholders would be required under the DGCL. Pursuant to the Merger Agreement, the Company has agreed to convene a meeting of its stockholders as soon as practicable following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required. If the Offeror owns a majority of the outstanding Shares (which could result from the tender of the Shares owned by McKesson under the Stockholder Agreement), approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares. See Section
16. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted.

    The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to conduct a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with the Parent's business. The Parent intends to cause the Company to discontinue its regular quarterly dividends on its Common Stock following payment of the dividend payable on January 2, 1997 to stockholders of record on December 2, 1996.

    Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business, or any change in the composition of the present Company Board or management.

13. MERGER AGREEMENT, STOCKHOLDER AGREEMENT AND CONFIDENTIALITY AGREEMENT

    The following is a summary of the material terms of the Merger Agreement, the Stockholder Agreement and the Confidentiality Agreement. Such summary does not purport to be a complete description of these agreements and is qualified in its entirety by reference to the complete texts of the agreements, copies of which are filed as exhibits to the Schedule 14D-1 filed with the Commission by the Parent and the Offeror, and are incorporated by reference herein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the respective agreements.

THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides for the making of the Offer by the Offeror. The obligation of the Offeror to accept for payment and pay for Shares tendered is subject to the satisfaction of the conditions described in Annex A to the Merger Agreement. The Merger Agreement provides that the Offeror may not decrease the Offer Price, extend the expiration date of the Offer beyond the twentieth business day following commencement thereof or otherwise amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company; provided, that the Offeror may extend the expiration date of the Offer if (i) one or more conditions set forth in Annex A shall not be satisfied or (ii) the Parent reasonably determines, with the prior approval of the Company, that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer.

    The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer, the Parent shall be entitled to designate directors on the Company Board as will give the Parent representation proportionate to its ownership interest. Following the election of the Parent's designees, any amendment to the Merger Agreement by the Company, any extension of time for performance of any of the obligations of the Parent or the Offeror under the Merger Agreement, any waiver of any condition to the obligations of the Company or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement shall be effected only by the action of a majority of the directors of the Company then in office who are Continuing Directors. The parties agreed to use their best efforts to ensure that at least three of the members of the Company Board shall, at all times prior to the Effective Time, be Continuing Directors.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, the Offeror will be merged with and into the Company, with the Company as the surviving corporation. The Merger shall become effective at the time of the filing with the Secretary of State of the State of Delaware of a Certificate of Merger, or at such later time as may be specified in the Certificate of Merger. The parties shall file such Certificate of Merger as soon as practicable following the closing of the Merger, which shall take place on the second business day after the conditions to the parties' obligation to effect the Merger have been satisfied or waived, unless another date is otherwise agreed.

    Each Share issued and outstanding immediately prior to the Effective Time (other than Shares with respect to which appraisal rights have been properly exercised, and Canceled Shares (as defined below)) shall be converted into the right to receive $19.09 in cash, or any higher price paid per Share in the Offer (the "Merger Consideration"), without interest. Each Share issued and outstanding immediately prior to the Effective Time owned by the Parent or the Offeror, or any subsidiary of the Company, the Parent or the Offeror, and each Share held in the treasury of the Company (collectively, the "Canceled Shares") immediately prior to the Effective Time shall be canceled and cease to exist. Each share of Common Stock of the Offeror issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of Common Stock of the Surviving Corporation.

    The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Offeror shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, provided that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "FIRST: The name of the Corporation is Armor All Products Corporation." The Merger Agreement also provides that the directors of the Offeror at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

    STOCK OPTIONS. The Company has agreed in the Merger Agreement to take all actions necessary to provide that, immediately prior to the consummation of the Offer, each outstanding stock option (collectively, the "Options") under the Company's 1986 Stock Option Plan, shall be canceled or repurchased by the Company, and except to the extent that the Parent or the Offeror and the holder of any such Option otherwise agree, the Company shall pay to the holder of each Option (i) the excess of the Merger Consideration over the exercise price of the Option, multiplied by (ii) the number of Shares subject thereto (such payment to be net of applicable withholding taxes).

    RECOMMENDATION. The Company represents in the Merger Agreement that the Company Board has (i) determined that each of the Merger and the Offer is fair to, and in the best interests of, the stockholders of the Company, and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement by the Company's stockholders. The recommendation of the Company Board may be withdrawn, modified or amended if the Company Board determines in good faith, after consultation with its counsel, that the exercise of the directors' fiduciary duties requires such withdrawal, amendment or modification. The Company has agreed to use its best efforts to file a Solicitation/ Recommendation Statement on Schedule 14D-9 containing such recommendations with the Commission and to mail such Schedule 14D-9 to the stockholders of the Company contemporaneous with the commencement of the Offer, but in any event not later than ten business days following the commencement of the Offer.

    INTERIM AGREEMENTS OF THE PARENT, THE OFFEROR AND THE COMPANY. Pursuant to the Merger Agreement, the Company has agreed that, until the consummation of the Offer, the Company and its subsidiaries will conduct their respective businesses and operations only in the ordinary course, consistent with past practice, except as the Parent shall otherwise agree, as required by applicable law or as otherwise contemplated by the Merger Agreement. Except as otherwise provided in the Company Disclosure Letter (as defined in the Merger Agreement), prior to the consummation of the Offer, neither the Company nor any of its subsidiaries will:
(i) amend its charter or by-laws; (ii) authorize for issuance, issue, sell, or agree or commit to issue, sell or deliver any stock of any class or any other securities, except by the Company in connection with the exercise of employee options granted and outstanding before the date of the Merger Agreement; (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock or redeem or otherwise acquire any of its securities or any securities of its subsidiaries, provided that the Company may pay to holders of the Shares the quarterly dividend of $0.16 per Share previously declared by the Company payable January 2, 1997 to stockholders of record December 2, 1996; (iv) (a) incur or assume any material long-term debt or, except in the ordinary course of business consistent with past practices, under existing lines of credit, incur or assume any material short-term debt, (b) assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any other person, except its wholly owned subsidiaries in the ordinary course of business and consistent with past practices, or (c) make any material loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to the Company's subsidiaries and customary loans or advances to employees in accordance with past practices); (v) enter into, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any Company Employee (as defined in the Merger Agreement), or (except for increases in wage and salary compensation in the ordinary course consistent with past practices) increase the compensation or fringe benefits of any Company employee or pay any benefit not required by any existing plan and arrangement, or enter into any contract agreement, commitment or arrangement to do any of the foregoing; (vi) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, or enter into any material commitment or transaction outside the ordinary course of business; (vii) except as may be required by law and as set forth on the Company Disclosure Letter, take any action to terminate or amend any of its employee benefit plans with respect to or for the benefit of Company Employees; (viii) hire any employee other than to replace an employee; provided, however, that the annual salary of such replacement employee shall not exceed $50,000; (ix) pay, discharge or satisfy any claims, liabilities or obligations, not in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the Merger Agreement, or liabilities reflected or reserved against in, or contemplated by, the Company's consolidated audited financial statements, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (x) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of the Merger Agreement pursuant to generally accepted accounting principles or rules and regulations of the Commission; (xi) take any action that would result in any of its representations and warranties in the Merger Agreement becoming untrue in any material respect; (xii) materially change its policy of not accepting returns of products shipped to customers; (xiii) materially change its co-packer arrangements; or (xiv) take, or agree to take, any of the foregoing actions.

    The Company has agreed to amend its Third Quarter Incremental Volume Plan to extend the measurement period for determining whether the incremental sales volume targets of such plan have been satisfied to include the fourth quarter of fiscal year 1997, and to take steps to communicate to customers eligible to participate in such plan that the Company will honor such plan with respect to shipments made in the fourth quarter of fiscal year 1997 and to Company sales personnel responsible for such customers.

    OTHER AGREEMENTS OF THE PARENT, THE OFFEROR AND THE COMPANY. In the Merger Agreement, the Company and its subsidiaries agree not to (i) initiate or solicit any inquiries or the making of any acquisition proposal, or (ii) except as provided below, engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an acquisition proposal. However, the Merger Agreement provides that the Company and the Company Board may (i) participate in discussions or negotiations with or furnish information to any third party if the failure to do so may constitute a breach of the Company Board's fiduciary duties, and (ii) take, and disclose to the Company's stockholders, a position with respect to the Offer or the Merger or another tender or exchange offer, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act, or make disclosure to the Company's stockholders, in each case if the failure to take such action may constitute a breach of the Company Board's fiduciary duties or otherwise violate applicable law. The Company also has agreed to provide the Parent with a copy of any written acquisition proposal and, subject to the proper discharge of the fiduciary duties of the Company Board, to keep the Parent reasonably and promptly informed of the status and content of any discussions with such a third party.

    Pursuant to the Merger Agreement, the Company has agreed to give the Parent reasonable access to its facilities, books and records, to permit the Parent to make such inspections as it may reasonably require and to cause its officers to furnish the Parent with such information as Parent may from time to time reasonably request.

    Each of the Company, the Parent and the Offeror has agreed in the Merger Agreement to use its best efforts to take, or cause to be taken, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. Each such party also has agreed to cooperate and use its best efforts to make all filings and obtain all licenses, permits, consents, approvals and other authorizations of third parties, including governmental authorities, necessary to consummate such transactions, including the filings required of the Parent or the Offeror or any of their affiliates under the HSR Act.

    Pursuant to the Merger Agreement, each of the Company, the Parent and the Offeror agreed not to make any public statement with respect to the Merger Agreement or the transactions contemplated thereby without the prior consent of the other party. The parties thereto also agreed that the provisions of the Confidentiality Agreement would remain binding and in full force and effect.

    EMPLOYEE AGREEMENTS AND EMPLOYEE BENEFITS. The Parent has agreed in the Merger Agreement to honor the agreements with officers of the Company set forth in Section 6.8 of the Company Disclosure Letter. In addition, as of the Effective Time, Company employees will be terminated from future participation in McKesson's Employee Benefit Plans (as defined in the Merger Agreement). The benefits to be paid to Company employees under each Employee Benefit Plan sponsored or maintained by McKesson shall not be increased by any service to the Company following the Effective Time. Except as expressly provided in the Merger Agreement, the Offeror and the Parent agree to provide Company employees employee benefit and compensation plans, policies and arrangements (other than severance plans) at a level no less favorable than provided to Parent employees of comparable status; provided, that for one year following the Effective Time, Company employees shall also be provided a severance benefit no less favorable than provided by the Company as of the date of the Merger Agreement; and provided further that the Company's severance benefit plans may be amended after the Effective Time to clarify any ambiguities. Furthermore, the Parent agrees to permit Company employees to participate immediately as of the Effective Date in its medical, dental, disability and life insurance plans. The Parent agrees to allow participation in its retiree medical plan to Company employees on a basis no less favorable than provided to Parent employees of comparable status and to grant eligibility and vesting credit in such retiree medical plans for service with the Company or McKesson. The Parent agrees to provide Company employees with service credit under the Parent's other employee benefit plans, other than the Parent's Supplemental Executive Retirement Plan. The Company's Incentive Plan for Business Managers shall be terminated immediately following the date of the Merger Agreement. The Company's Employee Incentive Plan shall, immediately following the Effective Time, be terminated, and all participants will receive their targeted bonus for the current period as though the budgeted target had been achieved. The Company's 1989 Short Term Employee Incentive Plan, International Incentive Plan and Sales Incentive Plan will, on April 1, 1997, be terminated, and the aggregate amount of individual bonus targets payable to participants in those incentive plans will be determined as soon as practicable after the Effective Time as though the budgeted target for fiscal year 1997 had been achieved; individual cash payments will be modified to reflect individual performance; provided, that such participant either (i) has remained employed with the Company through March 31, 1997 or (ii) was terminated by the Company on or prior to such date but after December 31, 1996, other than for cause; and provided, further, that the participants in the Company's 1989 Short Term Incentive Plan previously identified in writing to the Parent shall receive such cash payment immediately following the Effective Time. As of April 1, 1997, Company employees will become eligible to participate in the Parent's incentive plans at a level comparable to that of other Parent employees immediately prior to the date of the Merger Agreement. As of the Effective Time, Company employees will participate in all of Parent's Employee Benefit Plans, on a basis no less favorable than provided to Parent employees of comparable status, but excluding executive retirement and severance plans.

    COMPANY STOCKHOLDER MEETING. If required by applicable law, the Company has agreed to: (i) hold a special meeting of its stockholders as soon as practicable following acceptance for payment of Shares pursuant to the Offer for the purpose of taking action upon the Merger Agreement; (ii) subject to its fiduciary duties, prepare and file with the Commission a preliminary proxy statement relating to the Merger Agreement and use its commercially reasonable efforts to
(a) cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders following acceptance for payment of Shares pursuant to the Offer and (b) obtain the necessary approvals of the Merger Agreement by its stockholders. The Parent and the Offeror have agreed to vote all Shares owned by them in favor of approval of the Merger Agreement at any such meeting. However, in the event that the Parent or the Offeror shall acquire at least 90 percent of the outstanding Shares, the parties will, at the request of the Parent, take action to cause the Merger to become effective as soon as practicable after the expiration or termination of the Offer and the completion of all activities necessary to finance the consummation of the Merger and the transactions contemplated by the Merger Agreement, without a meeting of stockholders of the Company in accordance with the DGCL.

    INDEMNIFICATION OF COMPANY OFFICERS AND DIRECTORS; LIABILITY INSURANCE. The Merger Agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any of the present officers or directors (the "Indemnified Parties") of the Company or any of its subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company, the Parent and the Offeror will cooperate and use their best efforts to defend against and respond thereto. It also was agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and the Parent, jointly and severally, shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel, and the Company, or the Surviving Corporation and the Parent after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties and (ii) the Company and the Surviving Corporation and the Parent will use reasonable efforts to assist in the defense of any such matter; provided, that neither the Company, the Surviving Corporation nor the Parent shall be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not indemnify the Indemnified Parties if prohibited by law.

    The Merger Agreement provides that, until the Effective Time, the Company shall keep in effect Article Tenth of its Certificate of Incorporation and
Article IX of its By-Laws, which provide for indemnification of officers, directors, employees and agents, and thereafter, the Parent shall cause the Surviving Corporation to keep in effect in its By-Laws a provision for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) which provides for indemnification of the Indemnified Parties to the full extent permitted by the DGCL.

    The Merger Agreement provides that the Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current or equivalent policies of the directors' and officers' liability insurance maintained by the Company, if any, with respect to matters occurring prior to the Effective Time; provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium currently paid by the Company and its subsidiaries on the date of the Merger Agreement, if any, then the Company (or the Surviving Corporation if after the Effective Time) shall provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate, and the Parent, in addition to the indemnification provided as described above, shall indemnify the Indemnified Parties for the balance of such insurance coverage on the same terms and conditions as though the Parent were the insurer under those policies.

    CERTAIN AGREEMENTS WITH MCKESSON. The Company has agreed in the Merger Agreement, at or prior to the Effective Time, to cause the Services Agreement between the Company and McKesson, as amended through April 1, 1996 (the "Services Agreement"), to be amended as provided in the Stockholder Agreement, with all monies held by McKesson pursuant to the cash management program to be remitted to the Company at the Effective Time. The Tax Allocation Agreement between the Company and McKesson shall remain in effect.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things, corporate existence and good standing, capitalization, corporate authorization, consents and approvals, reports, undisclosed liabilities, certain changes or events concerning its businesses, compliance with applicable law, employee benefit plans, litigation and real property, intellectual property, computer software, material contracts, taxes, environmental matters and brokers. In addition, the Parent and the Offeror represented as to, among other things, corporate existence and good standing, corporate authorization, consents and approvals.

    In addition, the Parent and the Offeror represented that each of them had conducted its own independent review and analysis of the Company and its subsidiaries, and acknowledged that each of them had been provided access to the properties, premises and records of the Company and its subsidiaries for this purpose. The Parent and the Offeror also acknowledged that they relied solely upon their own investigation and analysis in entering into the Merger Agreement, and each of them (i) acknowledged that none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives made any representation or warranty as to the accuracy or completeness of any of the information provided or made available to the Parent or their agents or representatives prior to the execution of the Merger Agreement, and (ii) agreed, to the fullest extent permitted by law, that none of the Company, its subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates or agents or representatives shall have any liability or responsibility whatsoever to the Parent or the Offeror based upon any information provided or made available, or statements made, to the Parent prior to the execution of the Merger Agreement, except that such limitations shall not apply to the Company to the extent (a) the Company makes the specific representations and warranties set forth in the Merger Agreement or (b) McKesson makes the specific representations and warranties or the specific covenant set forth in the Stockholder Agreement, but always subject to the limitations and restrictions contained in the Merger Agreement and the Stockholder Agreement.

    CONDITIONS TO THE MERGER. The obligations of each of the Parent, the Offeror and the Company to effect the Merger are subject to the satisfaction or waiver of certain conditions, including (i) if required by the DGCL, the Merger Agreement and the Merger shall have been approved by the stockholders of the Company, (ii) no statute, rule, regulation, order, decree, or injunction shall have been promulgated by any governmental entity which prohibits the consummation of the Merger, (iii) the Offer shall not have expired or been terminated prior to the purchase of any Shares, and (iv) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Further, the respective obligations of the Company, on the one hand, and the Parent and the Offeror, on the other hand, are subject to the satisfaction or waiver at or prior to the Effective Time of certain additional conditions, including (i) the representations and warranties of the other parties or party being true as of the Effective Time, (ii) the other parties or party having performed in all material respects their or its obligations under the Merger Agreement, and (iii) receipt of a certificate of an officer of the Parent or the Company, as the case may be, as to the satisfaction of certain of such conditions, provided that the conditions described in this sentence with respect to the obligations of the Parent and the Offeror shall cease to be conditions if the Offeror shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.

    TERMINATION. The Merger Agreement may be terminated and the Offer (if the Offeror has not accepted Shares for payment) and the Merger may be abandoned at any time prior to the Effective Time: (i) by mutual written consent of the Parent, the Offeror and the Company; (ii) by the Parent and the Offeror, or by the Company, if the Effective Time shall not have occurred on or before January 31, 1997; (iii) by the Parent or the Offeror, or by the Company, if the Offer expires or terminates in accordance with its terms without any Shares being purchased thereunder but only, if the Offeror shall not have been required to purchase any Shares pursuant to the Offer; (iv) by the Parent and the Offeror, or by the Company, if permanently prohibited by any United States court or governmental body; (v) by the Parent, the Offeror or the Company if the other party fails in a material way to comply with any material obligation of the Merger Agreement, upon notice, after 20 days to cure; (vi) by the Parent, if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; (vii) by the Parent, if the Company shall have (a) withdrawn its approval or recommendation of the Merger Agreement or the Merger; (b) recommended any Acquisition Proposal from a person other than the Parent; or (viii) by the Company if, prior to the purchase of Shares pursuant to the Offer, a third party shall have made an Acquisition Proposal that the Company Board determines is more favorable to the Company and the holders of Shares than the transactions contemplated by the Merger Agreement or the Board determines in good faith, other than in response to an Acquisition Proposal, that the failure to terminate this agreement may constitute a breach of its fiduciary duties. However, the Company shall not be permitted to terminate, or consent to the termination of, the Merger Agreement without the approval of a majority of the Continuing Directors.

    TERMINATION; FEE AND EXPENSES. The Merger Agreement provides for a termination fee of $11 million to be paid by the Company to the Parent if the Merger Agreement is terminated according to certain of its terms.

    Pursuant to the Merger Agreement, in the event of the termination thereof, the Merger Agreement will become null and void, without any liability on the part of any party, except as provided therein, and provided that a party will not be relieved from liability for any willful breach of the Merger Agreement.

    FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

    AMENDMENTS AND MODIFICATIONS. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented by a written agreement of the Parent, the Offeror and the Company, provided, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

THE STOCKHOLDER AGREEMENT

    Concurrently with the execution of the Merger Agreement, the Offeror and the Parent entered into the Stockholder Agreement with McKesson. In the Stockholder Agreement, McKesson represented that it owns, in the aggregate, 11,624,900 Shares, of which 6,939,759 Shares are deposited with an exchange agent pursuant to an exchange agent agreement and an indenture relating to debentures issued by McKesson. Pursuant to the Stockholder Agreement, McKesson has agreed to tender (and to direct its exchange agent pursuant to such exchange agent agreement and indenture to tender) all Shares owned by it into the Offer and that it will not (and will not direct its exchange agent to) withdraw any Shares so tendered.

    Pursuant to the Stockholder Agreement, McKesson also has granted to the Parent an irrevocable proxy to vote its Shares, or grant a consent or approval in respect of such Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal by a third party to acquire the Company. Such irrevocable proxy shall terminate on termination of the Stockholder Agreement.

    During the term of the Stockholder Agreement, McKesson has agreed that it will not (subject to certain exceptions) (i) transfer, or enter into any contract, option, agreement or other understanding with respect to the transfer of, its Shares, (ii) grant any proxy, power of attorney or other authorization or consent in or with respect to its Shares, (iii) deposit its Shares in any voting trust or enter into any voting agreement or arrangement with respect to such Shares, or (iv) take any other action that would in any way restrict, limit or interfere with the performance of its obligations pursuant to the Stockholder Agreement.

    The Stockholder Agreement shall terminate upon the earlier of (i) termination of the Merger Agreement, either in accordance with its terms by a party thereto or by mutual agreement of the parties thereto, or (ii) the date that the Offeror pays for the Shares of McKesson pursuant to the Stockholder Agreement, provided that certain provisions specified in the Stockholder Agreement will survive such termination. Neither party has any other unilateral right to terminate the Stockholder Agreement.

    The Stockholder Agreement also includes provisions relating to (i) a one-time contribution to be made by the Offeror to certain benefit plans maintained by McKesson and in which certain Company employees participate, and
(ii) the indemnification of the Offeror and the Parent by McKesson with respect to certain breaches of representations and warranties of the Company concerning benefit plans of McKesson in which Company employees are participants and certain tax liabilities which may affect the Company. McKesson also agreed to enter into an amendment to the Services Agreement, pursuant to which McKesson will provide to the Company certain consultation services on terms and conditions no less favorable to the Company than provided in the Services Agreement prior to such amendment, for a period not to exceed six months after the Effective Time.

THE CONFIDENTIALITY AGREEMENT

    The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, the Parent agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company or McKesson relating to the Company, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection with the consideration of a possible business transaction involving the Company, the Parent and McKesson (a "Transaction"). The Parent agreed in the Confidentiality Agreement that, for a period of three years from the date thereof, unless invited in writing by the Company or McKesson, respectively, it would not, among other things, acquire or offer to acquire any securities or assets of the Company or McKesson or enter into or propose to enter into any business combination involving the Company or McKesson or seek to influence the management of the Company or McKesson. The Parent further agreed that, for a period of two years from the date of the Confidentiality Agreement, it would not interfere with the Company's employment relationship with any person who becomes known to the Parent in connection with the Transaction.

14. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that the Company will not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; provided, that the Company may pay to holders of the

Shares the regular quarterly dividend of $0.16 per Share previously declared by the Company, the record date and payment date for which were fixed by the Company Board as December 2, 1996 and January 2, 1997, respectively.

15. CERTAIN CONDITIONS OF THE OFFER

    The Offeror is required under the Merger Agreement to accept for payment and pay for all Shares tendered as soon as such actions are permitted under applicable law. Prior to such actions being so permitted, among other things, the waiting period applicable to the acquisition of the Shares under the HSR Act must expire or be terminated. However, notwithstanding any other provision of the Offer, the Offeror shall not be required to purchase any Shares tendered, and may terminate or amend the Offer, if on or after December 2, 1996, any of the following events shall occur:

        (a) the Company shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

        (b) there shall be any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered or enforced by any United States federal or state government, governmental authority or court which would (i) make the acquisition by the Offeror of a material portion of the Shares illegal, or (ii) otherwise prohibit or restrict consummation of the Offer or the Merger;

        (c) the Merger Agreement shall have been terminated in accordance with its terms; or

        (d) the Company or its subsidiaries shall have suffered a change that would result in a Company Material Adverse Effect (as defined below).

    The Offeror also may terminate the Merger Agreement in certain circumstances. See Section 13.

    The term "Company Material Adverse Effect" means any event, condition or circumstance that would be or would be reasonably likely to have a material adverse effect on the properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but excluding any such effect resulting from (a) general economic conditions and any occurrence or condition affecting generally the industries in which the Company and its subsidiaries operate or (b) any decrease in revenues of the Company following the date of the Merger Agreement.

16. CERTAIN REGULATORY AND LEGAL MATTERS

    Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by the Parent, which the Parent expects to submit on December 2, 1996. Accordingly, if the Notification and Report Form is filed on December 2, 1996, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on December 17, 1996, unless early termination of the waiting period is granted by the FTC and the Department of Justice, Antitrust Division (the "Antitrust Division") or the Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from the Parent prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof. See Section 15.

    If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, the Offeror may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. Both the Parent and the Company have agreed to use their respective best efforts to resolve any antitrust issues.

    OTHER FOREIGN LAWS. The Company and one of its subsidiaries conduct business in Germany, where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, the Offeror will seek further information regarding the applicability of any such laws and intends to take such action as may be required or desirable.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally defined as a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such, prior to the time the interested stockholder becomes such, or upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. The Company Board has approved the Offer, the Merger and the Merger Agreement for the purposes of Section 203 of the DGCL.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror and the Parent do not know whether any of these laws will, by their terms, apply to the Offer and have not complied with any such laws. Except as described above with respect to
Section 203 of the DGCL, the Offeror has not attempted to comply with the takeover laws of any other state. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

    APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See Annex II.

    From the time written demand for payment of the fair cash value is given until either the termination of the rights and obligations arising from such demand or the purchase of the Shares related thereto by the Company, all rights accruing to the objecting stockholder, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Shares during the suspension, an amount equal to the dividend or distribution which would have been payable on the Shares, but for such suspension, shall be paid to the holder of record of the Shares as a credit against the fair cash value of the Shares. If the right to receive the fair cash value is terminated other than by the purchase of the Shares by the Offeror, all rights will be restored to the objecting stockholder and any distribution that would have been made to the holder of record of the Shares, but for the suspension, will be made at the time of such termination.

    The foregoing summary of the rights of dissenting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the DGCL.

    LEGAL PROCEEDINGS. The Offeror is not aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, the Merger Agreement provides that, under certain circumstances, the Offeror could decline to accept for payment or pay for any Shares tendered in the Offer. See Section 15.

17. FEES AND EXPENSES

    The Parent and the Offeror have retained Morgan Stanley & Co. Incorporated to act as the Dealer Manager and to provide certain financial advisory services, Georgeson & Company Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Dealer Manager, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

18. MISCELLANEOUS

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Morgan Stanley or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    The Offeror and the Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OR THE PARENT OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR OR THE PARENT.

                                          SHIELD ACQUISITION CORPORATION

December 2, 1996

                                    ANNEX I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                           THE PARENT AND THE OFFEROR

    DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. The names, present principal occupation or employment, and material occupations, positions, offices or employments during the last five years of each director and executive officer of The Clorox Company are set forth below. Unless otherwise noted, the officers and directors have held the positions indicated below with the Parent for the last five years or have served the Parent in various administrative or executive capacities for at least that long. The business address of each person listed below is 1221 Broadway, Oakland, California 94612-1888, and, except as otherwise indicated below, each person is a citizen of the United States.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                              EMPLOYMENT POSITION WITH THE PARENT
DIRECTORS AND EXECUTIVE OFFICERS                                AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------
William F. Ausfahl...........................  Director since 1984. Group Vice President and Chief Financial
                                               Officer of the Company. Mr. Ausfahl is the senior executive officer responsible for the financial activities of the Company, which include controllership, treasury, tax and audit, and for information services, investor relations, and public affairs. He joined the Company in December 1982, and became Group Vice
                                               President and Chief Financial Officer in January 1983.

Daniel Boggan, Jr............................  Director since 1990. Officer, the National Collegiate Athletic
                                               Association. Mr. Boggan became the Chief Operating Officer of the
                                               National Collegiate Athletic Association in 1996, after having been Group Executive Director for Education Services for the
                                               National Collegiate Athletic Association since November 1994.
                                               Previously, he had been Vice Chancellor for business and
                                               administrative services at the University of California at
                                               Berkeley since 1986.

John W. Collins..............................  Director since 1993. Former President and Chief Operating Officer of the Company. Mr. Collins was President and Chief Operating
                                               Officer of the Company from March 1986 through December 1989. He was also a Director of the Company from July 1983 through October
                                               1989. Beginning January 1990, he was on a paid leave of absence which extended until his retirement on December 31, 1993. He was not active in the Company's affairs from January 1990 until his reelection to the board of directors in January 1993.

Ursula Fairchild.............................  Director since 1976. Professional Photographer. Mrs. Fairchild is a professional photographer, as well as a member of the
                                               Supervisory Board of Henkel KGaA, Duesseldorf, Germany
                                               (manufacturer of household products and chemicals). She is a member of the Henkel family, which controls Henkel KGaA. Mrs.
                                               Fairchild is a citizen of the Federal Republic of Germany.

Juergen Manchot..............................  Director since 1989. Vice-Chairman of the Shareholders' Committee,
                                               Henkel KGaA. Dr. Manchot is the Vice-Chairman of the Shareholders'
                                               Committee of Henkel KGaA,

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                              EMPLOYMENT POSITION WITH THE PARENT
DIRECTORS AND EXECUTIVE OFFICERS                                AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------
                                               Duesseldorf, Germany (manufacturer of household products and chemicals). He is a member of the Henkel family, which controls
                                               Henkel KGaA. Dr. Manchot is a director of Transaction Network
                                               Services Inc. Dr. Manchot is a citizen of the Federal Republic of
                                               Germany.

Dean O. Morton...............................  Director since 1991. Retired Executive Vice President and Chief
                                               Operating Officer, Hewlett-Packard Company. Mr. Morton was the
                                               Executive Vice President, Chief Operating Officer and a Director
                                               of Hewlett-Packard Company until his retirement in 1993. Mr.
                                               Morton is a director of ALZA Corporation, Raychem Corporation,
                                               Tencor Instruments, Centigram Communications Corporation, and
                                               Kaiser Foundation Health Plan, Inc. and Kaiser Foundation
                                               Hospitals. He is a trustee of the State Street Research Group of
                                               Funds, The State Street Research Portfolios, Inc. and The
                                               Metropolitan Series Fund, Inc.

Klaus Morwind................................  Director since 1995. Executive Vice President and Personally
                                               Liable Associate, Henkel KGaA. Dr. Morwind is a member of the
                                               Management Board of Henkel KGaA, Duesseldorf, Germany
                                               (manufacturer of household products and chemicals). He joined
                                               Henkel KGaA in 1969 and held several management positions before assuming his current responsibility. Mr. Morwind is a citizen of the Federal Republic of Germany.

Edward L. Scarff.............................  Director since 1986. Mr. Scarff has been a private investor for more than five years. From 1983 through 1994, he was Chairman of the Board and Chief Executive Officer of Arcata Corporation
                                               (commercial printer and manufacturer of redwood lumber).

Lary R. Scott................................  Director since 1989. Executive Vice President, Arkansas Best
                                               Corporation. Mr. Scott was elected as Executive Vice President of
                                               Arkansas Best Corporation in January 1996. Previously, he had been
                                               President of Alexis Consulting, a transportation consulting firm.
                                               From 1985 to 1990, Mr. Scott was President and Chief Executive
                                               Officer of Consolidated Freightways, Inc., a worldwide
                                               transportation company. Mr. Scott is a director of WorldWay
                                               Corporation.

Forrest N. Shumway...........................  Director since 1985. Retired Vice Chairman of the Board,
                                               Allied-Signal Inc. Mr. Shumway is the retired Vice Chairman of the
                                               Board of Allied-Signal Inc. (manufacturer of products in the aerospace, aviation, chemical and energy industries). Previously, he was Chief Executive Officer (1968-1985) and Chairman of the
                                               Board (1980-1985) of The Signal Companies, Inc. until its merger into Allied-Signal Inc. Mr. Shumway is a director of Aluminum
                                               Company of

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                              EMPLOYMENT POSITION WITH THE PARENT
DIRECTORS AND EXECUTIVE OFFICERS                                AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------
                                               America, American President Companies, Ltd. and Transamerica
                                               Corporation.

G. Craig Sullivan............................  Director since 1992. Chairman of the Board, President and Chief
                                               Executive Officer of the Company. Mr. Sullivan has been Chairman of the Board, President and Chief Executive Officer of the Company
                                               since July 1, 1992. Previously, he was Vice Chairman and Chief
                                               Executive Officer (May-June, 1992); Group Vice President
                                               (1989-1992); Vice President-- Household Products (1984-1989); and
                                               Vice President--Food Service Products Division (1981-1984). He
                                               joined the Company in 1971. Mr. Sullivan is a director of American
                                               President Companies, Ltd.

James A. Vohs................................  Director since 1988. Retired Chairman of Kaiser Foundation Health
                                               Plan, Inc. and Kaiser Foundation Hospitals. Mr. Vohs retired as
                                               Chairman of the Board of Kaiser Foundation Health Plan, Inc. and
                                               Kaiser Foundation Hospitals in March 1992. Previously, he had
                                               served as President (1975-1991) and Chief Executive Officer
                                               (1980-1991). Currently, Mr. Vohs serves as Deputy Chairman of the
                                               Board of Directors of the Federal Reserve Bank of San Francisco.

C.A. ("Al") Wolfe............................  Director since 1991. Retired President, U.S. Division, DDB Needham
                                               Worldwide and President, Al Wolfe Associates, Inc. Mr. Wolfe is
                                               the President of Al Wolfe Associates, Inc., a marketing and advertising consulting firm. He is the retired President of the
                                               U.S. Division of DDB Needham Worldwide, a major advertising agency. Previously, Mr. Wolfe had been Executive Vice President of
                                               N.W. Ayer and Executive Vice President and General Manager of
                                               Wells, Rich, Greene advertising agencies. He is a director of
                                               Dolphin Software, Inc.

C.T. Alcantara...............................  Joined the Company in 1992 as Area General Manager-- Latin
                                               America. Prior to his election as Vice President--Latin America effective July 1, 1996, he left the Company briefly from December
                                               8, 1995 through March 31, 1996, when he returned as Area General
                                               Manager--Latin America.

A.W. Biebl...................................  Joined the Company in 1981 as Manufacturing Manager, Food Service.
                                               Prior to his election as Vice President-- Manufacturing,
                                               Engineering and Distribution effective June 1, 1992, he was Vice
                                               President--Kingsford Products from 1989 through May 1992 and Vice
                                               President--Food Service Products from 1985 through 1989.

R.H. Bolte...................................  Joined the Company in April 1982. Prior to his election as Vice
                                               President--Corporate Marketing Services in July 1995, he was
                                               Director of Advertising and Promotion from

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                              EMPLOYMENT POSITION WITH THE PARENT
DIRECTORS AND EXECUTIVE OFFICERS                                AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------
                                               June 1993 through June 1995 and Director of Media Services from
                                               May 1982 through May 1993.

J.M. Brady...................................  Joined the Company in 1976 as a brand assistant in Marketing,
                                               Household Products. From November 1991 until her election as Vice
                                               President--Human Resources in September 1993, she was Vice
                                               President--Corporate Marketing Services. She was director of
                                               Corporate Marketing Services from August 1991 through November
                                               1991, Director of Marketing, Kingsford Products from 1989 through
                                               August 1991 and held various marketing positions for Household
                                               Products and Kingsford Products from 1987 through 1989.

J.O. Cole....................................  Joined the Company in 1973 as an attorney in its Legal Services
                                               Department. He has served in numerous capacities in that
                                               Department and was named Associate General Counsel in 1992. In
                                               November 1992, he was elected to the position of Vice
                                               President--Corporate Affairs.

R.T. Conti...................................  Joined the Company in 1982 as Associate Region Sales Manager,
                                               Household Products. Prior to his election as Vice
                                               President--Kingsford Products effective July 1, 1996, he was Vice
                                               President--International from June 1992 through June 1996, Area
                                               General Manager--International for Europe, Middle East and Africa
                                               from 1990 through May 1992, and Manager of Sales Planning for
                                               Household Products from 1987 through 1990.

C.M. Couric..................................  Joined the Company in 1973 as a brand assistant in the Household
                                               Products marketing organization. Prior to his election in July
                                               1995 as Vice President--Brita Products, he had served as Director,
                                               Brita Operations from 1988 through June 1995, and as a Manager of
                                               Business Development from 1984 through 1988.

E.A. Cutter..................................  Joined the Company in June 1983 as Vice President-- General
                                               Counsel and Secretary. He held this position through June 1, 1992, when he was elected Senior Vice President-- General Counsel and
                                               Secretary, with additional responsibility for the Company's government affairs and community affairs functions.

L. Griffey...................................  From September 17, 1986 to October 21, 1992, he acted as Vice
                                               President of Purchasing and Distribution. From October 21, 1992 to
                                               November 17, 1993, he was Vice President of Purchasing. Since
                                               November 17, 1993, he has been the Vice President of International
                                               Manufacturing.

G.E. Johnston................................  Joined the Company in July 1981 as Regional Sales Manager--Special
                                               Markets. Prior to his election as group Vice President effective
                                               July 1, 1996, he was Vice President--

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                              EMPLOYMENT POSITION WITH THE PARENT
DIRECTORS AND EXECUTIVE OFFICERS                                AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------
                                               Kingsford Products from November 17, 1993 through June 1996, Vice
                                               President--Corporate Development from June 1992 through November
                                               16, 1993, Director of Corporate Development from 1991 through May
                                               1992, and Director of Business Development from September 1989 through 1991.

R.C. Klaus...................................  Joined the Company in 1977 as Regional Sales Manager (Baltimore)
                                               for the Company's Household Products Business. Prior to his
                                               election as Vice President--Corporate Administration in November
                                               1995, he was Vice President-- Clorox Professional Products from
                                               March 1994 through October 1995, and Vice President--Food Service
                                               Products from May 1990 through March 1994.

R.A. Llenado.................................  Has been Group Vice President--Technical for the last five years.

P.N. Louras, Jr..............................  Joined the Company in April 1980 as Manager, Analysis and Control,
                                               Kingsford Products. Prior to his election as Group Vice President effective June 1, 1992, he was Vice President--International from
                                               August 1990 through May 1992, Vice President--Controller from July
                                               1988 through August 1990 and Controller, Household Products from
                                               1987 through July 1988.

D.C. Murray..................................  Joined the Company in February 1978 as Regional Manager--Latin
                                               America and Asia. Prior to his election as Group Vice President effective July 1, 1996, he was Vice President--Household Products
                                               Division from November 1994 through June 30, 1996, Vice
                                               President--Household Products from April 1989 through November
                                               1994, Vice President--International from November 1984 through
                                               April 1989, and Vice President--Latin America and Asia from April
                                               1982 through November 1984.

L.S. Peiros..................................  Joined the Company in 1982 and was elected Vice President--Food
                                               Products Division effective July 1995. From September 1993 until his election to his current position he was Vice
                                               President--Corporate Marketing Services. From June 1992 through
                                               August 1993 he was Director of Marketing--Household Products, and
                                               from August 1991 through June 1992 he was Director of
                                               Marketing--Kingsford Products. Prior to that, he has served in various marketing positions in both Household Products and
                                               Kingsford Products.

K.M. Rose....................................  Joined the Company in 1978 as a financial analyst. Prior to her election as Vice President--Treasurer effective July 15, 1992, she was Controller, Household Products from July 1988 through July
                                               1992. Beginning October 1, 1994, she also

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                              EMPLOYMENT POSITION WITH THE PARENT
DIRECTORS AND EXECUTIVE OFFICERS                                AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------
                                               assumed responsibility for the Company's investor relations and risk management functions.

H.J. Salvo...................................  Has been Vice President and Controller for the past five years.

B.A. Sudbury.................................  Joined the Company in 1978 as Project Leader in Research and
                                               Development. Prior to his election as Vice President-- Research and Development effective June 1, 1992, he was Director of
                                               Research and Development, Household Products from 1985 through May
                                               1992.

F.A. Tataseo.................................  Joined the Company in October 1994 as Vice President--Sales.
                                               Previously, he was employed by The Pillsbury Company (Division of
                                               Grand Metropolitan Inc.) as Vice President, Sales (March-September
                                               1994), and as Vice President, Direct Sales Force (June
                                               1993-February 1994); and by The Procter & Gamble Company as Sales
                                               Merchandising Division Manager, Soap Sector (May 1992-May 1993);
                                               as Division Sales Manager, Laundry Products Category (November
                                               1990-April 1993); and as Division Sales Manager, Fabric Care
                                               Category (July 1988-October 1990).

C.E. Williams................................  Joined the Company in May 1993 as Vice President-- Information
                                               Services. From 1987 until he joined the Company, Mr. Williams was
                                               Director of Information Services of the Fritz Companies, Inc.

    DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Unless otherwise indicated, each person identified below has been employed by the Parent for the last five years and all information concerning the current business address, present principal occupation or employment and five-year employment history for each person is the same as the information given above. All persons listed below are citizens of the United States.

       DIRECTORS
       W.F. Ausfahl
       E.A. Cutter
       G.E. Johnston

       EXECUTIVE OFFICERS

       G.E. Johnston, President
       W.F. Ausfahl, Vice President
       E.A. Cutter, Vice President and Secretary
       K.M. Rose, Treasurer

                                    ANNEX II

    Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

262 APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than twenty days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           BY MAIL:                        BY HAND:                 BY OVERNIGHT COURIER:
     Tenders & Exchanges          First Chicago Trust Company        Tenders & Exchanges
    P.O. Box 2569 - Suite                 of New York                  14 Wall Street
          4660-AAPC                ATTN: Tenders & Exchanges     Suite 4680-AAPC, 8th Floor
  Jersey City, NJ 07303-2569       c/o The Depository Trust          New York, NY 10005
                                            Company
                                   55 Water Street, DTC TAD
                                Vietnam Veterans Memorial Plaza
                                      New York, NY 10041

    Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and locations listed below, and copies will be furnished promptly at the Offeror's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                   GEORGESON
                                 & COMPANY INC.

                               Wall Street Plaza

                            New York, New York 10005

         Banks and Brokerage Firms, please call collect (212) 440-9800

                   All Others Call Toll Free: 1-800-223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                             MORGAN  STANLEY & CO.
                                      INCORPORATED

                             555 California Street

                                   Suite 2200

                        San Francisco, California 94104

                                 (415) 576-2332